SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC  20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          INTERNATIONAL WIRELESS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Maryland                                      36-4286069
-----------------------------------         ------------------------------------
(State  or  other  jurisdiction  of         (IRS  Employer  Identification  No.)
 incorporation  or  organization)

   120 Presidential Way, Suite 310, Woburn, Massachuetts 01801 (781) 939-7252
   --------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                       Martina Sarkar Consulting Agreement
                        Colin Pillay Consulting Agreement
                   Norman Zheutlin, M.D. Consulting Agreement
                          Maimon Leavitt Consulting Agreement
                           Simon Pelman Consulting Agreement
                    ----------------------------------------
                            (Full title of the plans)

                              Jerry Gruenbaum, Esq.
                                 General Counsel
                          International Wireless, Inc.
                         120 Presidential Way, Suite 310
                           Woburn, Massachusetts 01801
                                 (860) 763-4222
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                          CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
Title of Each Class of Securities   Amount to be   Proposed Offering   Proposed Aggregate   Amount of Registration
to be Registered                     Registered     Price Per Share      Offering Price               Fee
-------------------------------------------------------------------------------------------------------------------
Articles of Amendment
-------------------------------------------------------------------------------------------------------------------
Shares of Common Stock,
..009 par value . . . . . . . . . .       650,000  $           1.30(1)  $           845,000  $                 77.74
-------------------------------------------------------------------------------------------------------------------

Shares of Common Stock,
..009 par value . . . . . . . . . .       150,000  $           2.07(2)  $           310,500  $                 28.57
===================================================================================================================

Total Registration Fee                                                                      $                106.31
-------------------------------------------------------------------------------------------------------------------

     (1) Pursuant to Rule 457(h)(1), estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is based on options to purchase an aggregate of 650,000 shares of Common Stock at an exercise price of $.40 per share in consideration for consulting fees in the aggregate amount of $586,250.

     (2) Pursuant to Rule 457(h)(1), estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is based on an option to purchase 150,000 shares of Common Stock at an exercise price of $.46 per share in consideration for consulting fees in the amount of $241,500.

                                     PART  I

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

     The information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 and the Note to Part I of Form S-8.

                                    PART  II

     INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3     Incorporation  Of  Documents  By  Reference.
            -------------------------------------------

     We incorporate by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering:

     (a) The Corporation's Annual Report on form 10-KSB for the fiscal year ended December 31, 2001, filed on April 16, 2002;

     (b) The Corporation's Current Reports on Form 8-K, filed on April 12, 2002, April 8, 2002, March 27, 2002, March 12, 2002, January 31, 2002
          and  January  17,  2002;

     (c) Description of the Corporation's Common Stock contained in the Corporation's Registration Statement on Form 10-A filed with the SEC on January 14, 2000, and all amendments or reports filed for the purpose of updating such description; and

     (d) All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof for the date of filing such documents.

     Any statement contained in a document or incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. All information in this registration statement is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

ITEM  4     Description  Of  Securities.
            ---------------------------

     Not  applicable;  the class of securities to be offered is registered under
Section  12  of  the  Securities  Exchange  Act  of  1934.


ITEM  5     Interest  Of  Named  Experts  And  Counsel.
            ------------------------------------------

     Attorney Jerry Gruenbaum has an option to purchase 15,000 shares of the Registrant at $0.40 per share, increased monthly by an additional 5,000 shares per month up to a total of 60,000 shares. To date, Attorney Gruenbaum has not exercised any of his options.

ITEM  6     Indemnification  Of  Officers  And  Directors.
            ---------------------------------------------

     Under the Corporation's Articles of Incorporation and Bylaws, the Corporation may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a matter he reasonably believed to be in the Company's best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, the Corporation must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. This indemnification is intended to be to the fullest extent permitted by the laws of the State of Maryland.

     The officers and directors of the Corporation are accountable to the Corporation as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Corporation's affairs. A shareholder may be able to institute legal action on behalf of himself and all others similarly stated shareholders to recover damages where the Corporation has failed or refused to observe the law.

     Regarding indemnification for liabilities arising under the Securities Act of 1933 (the "Act"), which may be permitted to directors or officers under Maryland law, the Corporation is informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

     The Corporation has entered into agreements with certain of its directors and officers that require the Corporation to indemnify such person to the fullest extent permitted by the Articles of Incorporation, the Bylaws, resolution of the Board of Directors or under Maryland law against all cost, expense, liability and loss incurred in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or any entity at the request of the Corporation. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. In addition, the Corporation maintains, and is required to maintain pursuant to such indemnification agreements, director and officer liability insurance.

     At present, there is no litigation pending, and the Registrant does not know of any threatened litigation, which might result in a claim for indemnification by any director or officer.

ITEM  7     Exemption  From  Registration  Claimed.
            --------------------------------------

       Not  applicable.

ITEM  8.    Exhibits.
            --------

     NUMBER       DESCRIPTION  OF  EXHIBIT
     ------       ------------------------

     5.1          Opinion  of  Jerry  Gruenbaum,  Esq.

     10.1 Consulting Agreement, by and between the Corporation and Martina Sarkar, dated March 15, 2002.

     10.2 Consulting Agreement, by and between the Corporation and Colin Pillay, dated March 15, 2002.

     10.3 Consulting Agreement, by and between the Corporation and Norman Zheutlin, M.D., dated February 25, 2002.

     10.4 Consulting Agreement, by and between the Corporation and Maimon Leavitt, dated February 23, 2002.

     10.5 Consulting Agreement, by and between the Corporation and Simon Pelman, dated December 21, 2001.

     10.6 Consulting Agreement Amendment, by and between the Corporation and Simon Pelman, dated April 17, 2002.

     23.1         Consent  of  Marcum  &  Kliegman  LLP.

     23.2         Consent  of  Jerry  Gruenbaum, Esq. (included in Exhibit 5.1)

ITEM  9.    Undertakings.
            ------------

     1.   The  undersigned,  Corporation,  hereby  undertakes:

     (a) To file, during any period in which the Company offers or sells securities, a post-effective amendment(s) to this registration statement:

          i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

          ii. To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          iii. To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the information required to be included in a post-effective, amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woburn, Commonwealth of Massachusetts on April 25, 2002.

                                         SIGNATURES

                                         INTERNATIONAL  WIRELESS,  INC.

                                   By:   /s/Michael  Dewar
                                         -----------------
                                         Michael  Dewar,  President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


     SIGNATURE                        TITLE                             DATE
     ---------                        -----                             ----
/s/ Michael Dewar         Acting President and Chief              April 25, 2002
---------------------     Executive Officer, Chief Operating
Michael  Dewar            Officer  and  Director

/s/ Adam J. Cogley        Treasurer and Corporate Comptroller     April 25, 2002
---------------------
Adam J. Cogley

/s/ Ira W. Weiss          Chairman of the Board                   April 25, 2002
---------------------
 Ira  W.  Weiss

/s/ Adam D. Young         Director                                April 25, 2002
---------------------
Adam D. Young